EXHIBIT E

BARCLAYS CAPITAL INC.

BOARD OF DIRECTORS

Chester B. Feldberg

Gerard S. LaRocca

Erin Mansfield

Michael Montgomery

James Walker

BARCLAYS CAPITAL INC.

OFFICERS

Gerard S. LaRocca, Chairman and Chief Executive, Americas

Erin Mansfield, President

James Walker, Treasurer and Chief Financial Officer

Alan B. Kaplan, Secretary

Teresa Foxx, Assistant Secretary

Bret Ganis, Assistant Secretary

Cheryl A. Grassmann, Assistant Secretary

Jessica Weiner, Assistant Secretary

Barry Berlin, Vice President

Mary A. Byrne, Vice President

Michael J. Mattera, Vice President

Jeffrey S. Morgan, Vice President

Paul W. Sieber, Vice President